Exhibit 99.1
    NEWS RELEASE

Company Contact	Investor Contact
Jon Wilson	Brett L. Perry
Chief Financial Officer	Shelton Group
503-615-1685	214-272-0070
jon.wilson@radisys.com	bperry@sheltongroup.com

RADISYS APPOINTS STEVE DOMENIK TO BOARD OF DIRECTORS

HILLSBORO, OR - February 7, 2018 - Radisys Corporation (NASDAQ: RSYS), a global leader of open telecom solutions, today announced the appointment of Stephen Domenik to its Board of Directors. Making room on the Board for Mr. Domenik, and to help manage board size, Scott Gibson has offered to leave the Board. Over the last few years, Mr. Gibson has led the efforts to refresh the Board of Directors and identify suitable candidates to assist the Company in moving forward with its new software and services business strategy.

Mr. Gibson commented, “I am proud of our collective efforts over the past few years to transition to a software and services business model from the old hardware-centric strategy and a board refresh has been critical for this strategy to succeed. It has been my privilege to identify and recruit Steve to the Board of Directors to help the Company achieve its goals.”

Since 1995, Mr. Domenik has served as a general partner of Sevin Rosen Funds, a venture capital firm. From 2010 to 2016, Mr. Domenik served on the board of directors of Pixelworks, Inc., and, from February 2016 to April 2016, Mr. Domenik served as its Interim Chief Executive Officer. Mr. Domenik is also a member of the boards of directors of Emcore Corporation, a provider of advanced mixed-signal optics products (since 2013) and MoSys, Inc., a semiconductor company (since 2012). Previously, Mr. Domenik served as a member on the board of directors of YuME, a video advertising leadership and innovation company, Meru Networks, Inc., a cyber-security solutions company and PLX Technology, Inc., an integrated circuit company. Mr. Domenik holds an A.B. in Physics and M.S.E.E. from the University of California, Berkeley.

Ron de Lange, Radisys Chairman commented, “We are pleased to add a director of Steve's caliber to the Board. Steve brings a wealth of public company board experience and a track record of helping management teams create shareholder value. I’d also like to thank Scott for his years of service and specifically his leadership of our board refresh initiatives over the past few years which have resulted in the replacement of three board members with new directors, including myself and the new appointment of Steve."

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